Exhibit 10.2
April 29, 2010
Art Parker
2356 Richardson Drive
Charlotte, North Carolina 28211
Dear Art:
The terms of your Change In Control provision in your Employment Agreement are herewith amended, with your acknowledgement, to be as follows in event of Change in Control:
Continued coverage under the Company’s group medical plan in accordance with the terms thereof for a period ending on the earlier of (A) the second anniversary of the date of termination due to Change In Control or (B) the date on which you become covered under a comparable benefit plan of a new employer.
This creates parity for our senior team and is a change I’m sure you’ll agree with as it shows our appreciation for you and the desire to assure fairness upon Change.
Best regards:

/s/ O. Edwin French

O. Edwin French
President and CEO

Accepted:

/s/ James A. Parker (Art Parker)